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                                                                     EXHIBIT 12

                          ENRON CORP. AND SUBSIDIARIES
                      COMPUTATION OF RATIO OF EARNINGS TO
                           COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                             (Dollars in Millions)
                                  (Unaudited)


                                            Nine Months
                                               Ended                               Year Ended December 31,
                                           ---------------------------------------------------------------------------------
                                              9/30/99          1998          1997        1996           1995          1994
                                           ---------------------------------------------------------------------------------
Earnings available for fixed charges
    Net income before cumulative
     effect of accounting changes            $  765          $  703         $105        $  584         $  520        $  453
    Less:
        Undistributed earnings and
         losses of less than 50% owned
         affiliates                             (19)            (44)         (89)          (39)           (14)           (9)
        Capitalized interest of
         nonregulated companies                 (51)            (66)         (16)          (10)            (8)           (9)
    Add:
        Fixed charges(a)                        776             809          674           454            436           487
        Minority interests                       94              77           80            75             27            30
        Income tax expense (benefit)             99             204          (65)          297            310           190
                                           ---------------------------------------------------------------------------------
            Total                            $1,664          $1,683         $689        $1,361         $1,271        $1,142
                                           =================================================================================

Preferred dividend requirements              $   42          $   17         $ 17        $   16         $   16        $   15
Ratio of income before provision
 for income taxes to net income(b)             1.09            1.25         1.21          1.46           1.55          1.37
                                           ---------------------------------------------------------------------------------
Preferred dividend factor on a
 pretax basis                                $   46          $   21         $ 21        $   23         $   25        $   21
Fixed Charges
    Interest expense(a)                         740             760          624           404            386           445
    Rental expense representative
     of interest factor                          36              49           50            50             50            42
                                           ---------------------------------------------------------------------------------
            Total                            $  822          $  830         $695        $  477         $  461        $  508
                                           =================================================================================

Ratio of earnings to combined
 fixed charges and preferred
 dividends                                     2.03            2.03          (c)          2.85           2.76          2.25
                                           =================================================================================


(a)   Amounts exclude costs incurred on sales of accounts receivables.
(b) Represents net income before provision for income taxes dividend by net income, which adjusts dividends on preferred stock to a pretax basis.
(c) For the year ended December 31, 1997, earnings were inadequate to cover combined fixed charges and preferred stock dividends by $6 million.